EXHIBIT 11

KASH N' KARRY FOOD STORES, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE

                                   PRIMARY        FULLY DILUTED
                                   EARNINGS       EARNINGS

Thirteen Weeks Ended
April 30, 1995:


Net Income                         $2,721,000     $2,721,000
                                    =========      =========
Common Shares
Outstanding at
Beginning of Period                 3,099,973      3,099,973

Shares Under Option                    --            119,904
at End of Period                    ----------     ---------

Average Number of
Shares Outstanding                  3,099,973      3,219,877
                                    =========      =========

Net Income Per
Common Share                       $  0.88        $  0.85
                                    ========       ========


Seventeen Weeks
Ended April 30, 1995:


Net Income                         $3,528,000     $3,528,000
                                    =========      =========
Common Shares
Outstanding at
Beginning of Period                 3,099,973      3,099,973

Shares Under Option
at End of Period                       --             91,691
                                   ----------      ---------
Average Number of
Shares Outstanding                  3,099,973      3,191,664
                                    =========      =========
Net Income Per
Common Share                       $  1.14        $  1.11
                                    =========      =========